Exhibit 99.1

Universal Logistics Holdings Reports Third Quarter 2020 Financial Results

-	Third Quarter 2020 Operating Revenues: $365.0 million, 2.8% decrease
-	Third Quarter 2020 Operating Income: $22.1 million, 6.0% operating margin
-	Third Quarter 2020 Earnings Per Share: $0.50 per share
-	Reinstates Quarterly Dividend: $0.105 per share

Warren, MI – October 29, 2020 — Universal Logistics Holdings, Inc. (NASDAQ: ULH), a leading asset-light provider of customized transportation and logistics solutions, today reported consolidated third quarter 2020 net income of $13.6 million, or $0.50 per basic and diluted share, on total operating revenues of $365.0 million. This compares to a net loss of $8.4 million, or $(0.30) per basic and diluted share, during third quarter 2019 on total operating revenues of $375.5 million.  Included in third quarter 2020 results were $0.5 million of pre-tax holding losses, or $0.01 per share, on marketable securities due to changes in fair value recognized in income.

In the third quarter 2020, Universal reported operating income of $22.1 million compared to an operating loss of $7.4 million in the third quarter one year earlier. Included in the third quarter 2019 reported loss were two non-recurring items: Pre-tax charges of $27.0 million for previously disclosed legal matters, and the estimated reduction of Universal’s operating income by $4.0 million resulting from the then-existing labor strike by the United Auto Workers (UAW) against General Motors. As a percentage of operating revenue, operating margin for the third quarter 2020 was 6.0% compared to (2.0%) during the same period last year. EBITDA, a non-GAAP measure, increased by $26.8 million during the third quarter 2020 to $38.5 million, compared to $11.6 million one year earlier.  As a percentage of operating revenue, EBITDA margin for the third quarter 2020 was 10.5% compared to 3.1% during the same period last year.

“The rapid recovery of North American automotive production was a primary driver behind Universal’s solid performance in the third quarter 2020,” stated Tim Phillips, Universal’s Chief Executive Officer.  “We are confident this rebound has quite a bit of runway, particularly in the light-truck and SUV markets. The continued strength in this space provides the foundation for our dedicated transportation and value-added service businesses, and we expect to build upon this success by launching several new logistics wins over the next few quarters.

“Our intermodal franchise is also producing solid results. We experienced robust activity during the quarter and are most recently seeing a resurgence of imports on the West coast. Although port congestion and a slower-than-anticipated rate of trucks returning to work has caused some pockets to underperform, we have a substantial opportunity to leverage our resources and capitalize on the recovery we are seeing on the West coast.

“Truckload continues to perform well, albeit on lower volumes.  A favorable rate environment and disciplined cost control kept third quarter performance in-line with our margin targets.  While beneficial from a rate perspective, tight truckload capacity adversely impacted our company-managed brokerage business in the third quarter. As we continued to work through our book of business, rationalizing both lanes and customers, persistent margin pressure throughout the quarter led to underperformance in this service line.

“I firmly believe that we are well under way on the road to economic recovery.  This confidence is further evidenced by the Board’s decision to reinstate Universal’s regular quarterly dividend. We have faced many obstacles this year, and I am proud of the way this organization has overcome each and every one. I look forward to rounding out a successful 2020, and excited for the year to come.”

Operating revenues from truckload services in the third quarter decreased $10.4 million to $52.2 million, compared to $62.6 million for the same period last year. Included in truckload revenues for the recently completed quarter were $3.6 million in separately identified fuel surcharges compared to $6.4 million during the same period last year. The decrease in truckload services reflects a decrease in the number of loads hauled, which was partially offset by an increase in average operating revenue per load, excluding fuel surcharges. During the quarter ended October 3, 2020, Universal moved 46,712 loads compared to 56,510 during the same period last year, while its average operating revenue per load, excluding fuel surcharges, increased by 6.2%.

Revenues for the third quarter 2020 from brokerage services decreased $3.9 million, or 4.1%, to $90.6 million compared to $94.4 million one year earlier. The decrease is primarily due to a 10.1% decrease in the number of brokerage loads moved, which was partially offset by a 6.4% increase in average operating revenue per load. During the third quarter of 2020, Universal brokered 54,919 loads, compared to 61,072 loads during the same period last year.

Intermodal services revenues increased $1.5 million to $94.5 million in the third quarter 2020, up from $93.0 million during the same period last year.  Included in intermodal revenues for the recently completed quarter were $9.4 million in separately identified fuel surcharges compared to $11.4 million during the same period last year.  The increase in intermodal services reflects an increase in the number of loads hauled, which was partially offset by a decrease in the average operating revenue per load, excluding fuel surcharges.  During the quarter ended October 3, 2020, Universal moved 182,803 intermodal loads, compared to 154,600 loads during the same period last year, while its average operating revenue per load, excluding fuel surcharges, fell by 11.0%.

Third quarter 2020 operating revenues from dedicated services increased 20.3% to $39.4 million compared to $32.7 million one year earlier. Dedicated services revenues included $3.4 million in separately identified fuel surcharges in the third quarter 2020 compared to $3.6 million during the same period last year.  During the third quarter of 2020, Universal moved 160,694 dedicated loads, compared to 138,934 loads during the same period last year. The increase in 2020 was attributable to strong volumes in North American automotive production compared to the third quarter of last year which included a UAW labor strike against General Motors.

Overall, revenues from value-added services decreased during the third quarter 2020 to $88.3 million. This compares to $92.7 million from value-added services one year earlier. Value-added operations supporting heavy-truck production fell $6.8 million in the thirteen weeks ended October 3, 2020 compared to the same period last year. The decrease was partially offset by operations supporting passenger vehicle programs which saw increases due to robust activity throughout the third quarter 2020. Additionally, the prior year was adversely impacted by the UAW labor strike halting vehicle production at several of our value-added operations.

During the third quarter 2020, the transportation segment, which is primarily comprised of truckload, brokerage and intermodal services operations, reported operating income of $10.4 million on total operating revenues of $237.1 million. Both truckload and intermodal services performed well during the period; however, segment results were negatively impacted by continued margin pressures in company-managed brokerage operations. For the thirteen weeks ended October 3, 2020, our company-managed brokerage operations recorded $56.4 million in total operating revenues, and an operating ratio of 104.5%.  During the third quarter 2019, operating losses in the transportation segment included $27.0 million in non-recurring litigation charges for a previously disclosed legal matters.

In the logistics segment, which includes value-added and dedicated services, the rebound of North American automotive manufacturing led to improved performance during the period. These results were however negatively impacted by operations supporting heavy-truck production, which experienced planned shutdowns during the period, as well as launch costs in support of recent business awards. For the third quarter 2020, income from operations in the logistics segment was $11.6 million on total operating revenues of $127.7 million. This compares to $9.8 million of income from operations in the third quarter 2019, during which the then-existing labor strike by the UAW against General Motors is estimated to have reduced operating income by $4.0 million.

As of October 3, 2020, Universal held cash and cash equivalents totaling $8.7 million, and $6.7 million in marketable securities.  Outstanding debt at the end of the third quarter 2020 was $468.3 million and capital expenditures totaled $30.5 million.

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared a cash dividend of $0.105 per share of common stock.  The dividend is payable to shareholders of record at the close of business on December 7, 2020 and is expected to be paid on January 4, 2021.

Universal calculates and reports selected financial metrics not only for purposes of our lending arrangements but also in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

Conference call:

We invite investors and analysts to our quarterly earnings conference call.

Quarterly Earnings Conference Call Dial-in Details:

Time:  10:00 a.m. Eastern Time

Date:  Friday, October 30, 2020

Call Toll Free:  (866) 622-0924

International Dial-in:  +1 (660) 422-4956

Conference ID:  9768474

A replay of the conference call will be available beginning two hours after the call through November 6, 2020, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 9768474. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “targets,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019
Operating revenues:
Truckload services	$52,212	$62,615	$151,633	$193,133
Brokerage services	90,568	94,442	239,249	269,680
Intermodal services	94,543	93,022	287,746	278,043
Dedicated services	39,376	32,730	88,986	105,618
Value-added services	88,289	92,676	237,516	289,593
Total operating revenues	364,988	375,485	1,005,130	1,136,067

Operating expenses:
Purchased transportation and equipment rent	177,207	183,902	486,674	539,584
Direct personnel and related benefits	88,881	91,946	243,862	278,763
Operating supplies and expenses	31,001	30,465	78,658	91,972
Commission expense	6,756	7,991	18,950	23,685
Occupancy expense	8,674	8,380	26,489	27,523
General and administrative	8,586	11,435	24,090	30,309
Insurance and claims	4,926	29,912	14,655	41,215
Depreciation and amortization	16,894	18,807	54,942	53,140
Total operating expenses	342,925	382,838	948,320	1,086,191
Income (loss) from operations	22,063	(7,353)	56,810	49,876
Interest expense, net	(3,505)	(4,077)	(11,151)	(12,545)
Other non-operating income (loss)	(494)	163	(3,289)	1,212
Income before income taxes	18,064	(11,267)	42,370	38,543
Provision for income taxes	4,486	(2,847)	10,461	9,694
Net income (loss)	$13,578	$(8,420)	$31,909	$28,849

Earnings per common share:
Basic	$0.50	$(0.30)	$1.18	$1.02
Diluted	$0.50	$(0.30)	$1.18	$1.02

Weighted average number of common shares outstanding:
Basic	26,919	28,263	27,023	28,342
Diluted	26,922	28,264	27,023	28,343

Dividends declared per common share:	$—	$0.105	$0.105	$0.315

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	October 3, 2020	December 31, 2019
Assets
Cash and cash equivalents	$8,677	$7,726
Marketable securities	6,699	9,369
Accounts receivable - net	248,965	210,534
Other current assets	50,840	44,214
Total current assets	315,181	271,843
Property and equipment - net	363,449	339,823
Other long-term assets - net	378,236	376,331
Total assets	$1,056,866	$987,997

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$212,102	$192,099
Debt - net	466,595	457,612
Other long-term liabilities	150,541	133,069
Total liabilities	829,238	782,780
Total shareholders' equity	227,628	205,217
Total liabilities and shareholders' equity	$1,056,866	$987,997

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019
Truckload Services:
Number of loads	46,712	56,510	139,844	179,025
Average operating revenue per load, excluding fuel surcharges	$1,062	$1,000	$1,021	$957
Average operating revenue per mile, excluding fuel surcharges	$3.53	$3.34	$3.51	$3.29
Average length of haul	301	299	294	291
Average number of tractors	1,275	1,470	1,340	1,541

Brokerage Services:
Number of loads (a)	54,919	61,072	163,768	172,391
Average operating revenue per load (a)	$1,590	$1,494	$1,427	$1,499
Average length of haul (a)	627	661	614	648

Intermodal Services:
Number of loads	182,803	154,600	537,365	484,539
Average operating revenue per load, excluding fuel surcharges	$468	$526	$478	$504
Average number of tractors	2,012	1,821	2,241	1,790
Number of depots	14	14	14	14

Dedicated Services:
Number of loads (b)	160,694	138,934	357,912	433,937

(a)

Excludes operating data from freight forwarding division in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

(b)	Includes shuttle moves.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

(Dollars in thousands)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019
Value-added Services
Average number of direct employees	3,380	3,373	3,423	3,613
Average number of full-time equivalents	1,329	1,435	1,182	1,590
Number of active programs	57	54	57	54

Operating Revenues by Segment:
Transportation	$237,065	$254,129	$677,569	$752,610
Logistics	127,666	120,981	326,502	382,541
Other	257	375	1,059	916
Total	$364,988	$375,485	$1,005,130	$1,136,067

Income from Operations by Segment:
Transportation	$10,405	$(17,224)	$32,544	$8,601
Logistics	11,572	9,796	24,012	40,955
Other	86	75	254	320
Total	$22,063	$(7,353)	$56,810	$49,876

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA and EBITDA margin, each a non-GAAP measure, as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) income taxes, (iii) depreciation, and (iv) amortization. We define EBITDA margin as EBITDA as a percentage of total operating revenues. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019
	( in thousands)		( in thousands)
EBITDA
Net income	$13,578	$(8,420)	$31,909	$28,849
Income tax expense	4,486	(2,847)	10,461	9,694
Interest expense, net	3,505	4,077	11,151	12,545
Depreciation	13,593	14,533	43,521	40,709
Amortization	3,301	4,274	11,421	12,431
EBITDA	$38,463	$11,617	$108,463	$104,228

EBITDA margin (a)	10.5%	3.1%	10.8%	9.2%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA and EBITDA margin because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and EBITDA margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and only supplementally on EBITDA and EBITDA margin.